Exhibit 99.1
ISBA Announces 2015 Earnings
Mt. Pleasant, Michigan, February 8, 2016 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced the Corporation's 2015 earnings today which included record net income and earnings per common share.
The Corporation's net income and earnings per common share for the year ended December 31, 2015 were $15.13 million and $1.95, compared to $13.72 million and $1.77 for the year ended December 31, 2014. During the fourth quarter, the Corporation paid a $0.24 per common share cash dividend which represented a 4.35% increase over the per common share cash dividend for the fourth quarter of 2014. Cash dividends per common share totaled $0.94 in 2015 and $0.89 in 2014, continuing the Corporation's 34 consecutive years of dividend growth. Based on the Corporation's average stock price of $27.32 for the month of December 2015, the annualized cash dividend yield was 3.44%.
During 2015, total assets grew by 7.65% to $1.67 billion and assets under management - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $692.14 million - grew to $2.36 billion. Contributing to the Corporation's growth were increases in the commercial and agricultural loan portfolios of $26.30 million as well as $92.60 million in the available-for-sale securities portfolio. Balance sheet growth will continue to be the Corporation's focus to increase net interest income.
The growth in earnings during 2015 was primarily attributable to increased net interest income and improvements in credit quality. During 2015, the Corporation realized net loan recoveries of $71,000, compared to net loan charge-offs of $732,000 in 2014. Total loans past due as a percent of gross loans declined to 0.56% as of December 31, 2015 when compared to 1.09% as of December 31, 2014. Additionally, loans classified as less than satisfactory declined significantly during 2015. These factors resulted in a reduction in the level of the allowance for loan losses in both amount and as a percentage of gross loans. As a result, the reversal of provision for loan losses were $2.77 million during the year ended December 31, 2015.
The Corporation recently participated in the OTCQX Banks Virtual Investor Conference, an event that features live webcast presentations by senior management of U.S. community banks that trade on the OTCQX Banks marketplace. An on-demand replay of the presentation can be viewed by visiting the OTC Markets website (www.otcmarkets.com).
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.